Exhibit 10.5
CONCENTRA, INC.

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

    This THIRD AMENDMENT (“Amendment”) hereby amends that certain EMPLOYMENT AGREEMENT, entered into as of November 19, 2010, as amended on May 1, 2012 and January 1, 2016 (the “Prior Agreement”), by and between Concentra, Inc. (“Employer”) and John Anderson (“Executive”).

WHEREAS, Employer’s parent, Concentra Group Holdings Parent, Inc. (“Parent”), was formerly a wholly owned subsidiary of Select Medical Corporation (“Select”);

WHEREAS, Parent completed an initial public offering of its common stock on July 26, 2024 and on November 25, 2024, Select distributed its remaining shares of common stock of Parent to its stockholders, thereby completing the spin-off of Parent and Employer from Select; and

WHEREAS, Employer and Executive desire to amend certain terms of the Prior Agreement and to incorporate additional terms as provided herein.

    NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promise set forth in this Amendment, and for other consideration, the receipt and adequacy of which are hereby acknowledged, Employer and Executive (intending to be legally bound) hereby agree as follows:

1.The following is hereby added at the end of Section 1 of the Prior Agreement:
“Executive shall have the title of Executive Vice President and Chief Medical Officer of Parent.”
2.Section 5.4 of the Prior Agreement is hereby replaced in its entirety with the following:
“5.4 [Reserved.]”
3.The following is hereby added at the end of Section 6.1(c) of the Prior Agreement:

“Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. Payment of such amounts shall not commence until the sixtieth (60th) day following such termination, with any installment payments suspended during such sixty (60) day period being paid as a single lump sum payment on the first payroll date following the end of such suspension period.”

4.Section 20.1 of the Prior Agreement is hereby replaced in its entirety with the following:

“20.1.    If Executive is a “specified employee,” as defined in Section 409A(a)(2)(B) of the Internal Revenue Code (the “Code”), no benefit or payment that constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code shall be made under this Agreement on account of Executive’s “separation from service,” as defined in Section 409A of the Code, with Employer until the later of the date prescribed for payment in this Agreement and the first day of the seventh calendar month that begins after the date of Executive’s separation from service (or, if earlier, the date of death of Executive).”

5.Section 20.4 of the Prior Agreement is hereby deleted in its entirety.

6.New Section 22 is hereby added to the Prior Agreement as follows:

“22.     Clawback. Executive acknowledges and agrees that Executive is and will be subject to the compensation recovery policy for incentive-based compensation that was adopted by the Board of Directors of Parent, as may be amended from time to time, and any other compensation recovery policies that Parent or Employer may adopt from time to time. For the avoidance of doubt, no recovery under any such compensation recovery policy will be an event giving rise to a right of Executive to resign for Good Reason.”

7.New Section 23 is hereby added to the Prior Agreement as follows:

“23.     Trade Secrets; Whistleblowing. Notwithstanding anything to the contrary in this Agreement or otherwise, Executive understands and acknowledges that Employer has informed Executive that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for (a) the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or (b) the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Additionally, notwithstanding anything to the contrary in this Agreement or otherwise, Executive understands and acknowledges that Employer has informed Executive that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to a court order. Nothing in this Agreement or any other agreement between Executive and Employer shall be interpreted to limit or interfere with Executive’s right to report good faith suspected violations of law to applicable government agencies, including the Equal Employment Opportunity Commission, National Labor Relation Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other applicable federal, state or local governmental agency, in accordance with the provisions of any “whistleblower” or similar provisions of local, state or federal law. Executive may report such suspected violations of law, even if such action would require Executive to share Employer’s proprietary information or trade secrets with the government agency, provided that any such information is protected to the maximum extent permissible and any such information constituting trade secrets is filed only under seal in connection with any court proceeding. Lastly, nothing in this Agreement or any other agreement between Executive and Employer will be interpreted to prohibit Executive from collecting any financial incentives in connection with making such reports or require Executive to notify or obtain approval by Employer prior to making such reports to a government agency.”
8.New Section 24 is hereby added to the Prior Agreement as follows:

“24.     Adoption of Agreement by Parent. This Agreement and all rights and obligations hereunder is hereby adopted and assumed by Parent, in addition to Employer, but without any duplication of payments and/or benefits to Executive, and accordingly, Parent hereby, in addition to Employer, but without any duplication of payments and/or benefits to Executive, shall honor any and all of such rights and obligations and shall be an express party to this Agreement. In connection with the foregoing, references in the Agreement to “Employer” in the capacity as an employer shall be deemed to be references to Parent as the context may require. Notwithstanding the foregoing, Employer will continue to be a party to this Agreement and will be jointly and severally liable for all obligations hereunder with Parent.”

9.Except as hereby amended or modified herein, the terms and conditions of the Prior Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, this 27th day of February, 2025.

Employer:

CONCENTRA, INC.

By: /s/ Timothy Ryan______________________
Print Name: Timothy Ryan___________________
Print Title: Secretary___________________________

CONCENTRA GROUP HOLDINGS PARENT, INC.

By: /s/ Timothy Ryan______________________
Print Name: Timothy Ryan___________________
Print Title: Executive Vice President and Secretary__

AGREED AND ACCEPTED:

Executive: /s/ John Anderson______________________ Name: John Anderson

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